Exhibit 99.1

For Immediate Release

Contact:

Arthur L. Freeman	N. William White
Chairman of the Board and CEO	President
(859) 734-5452	(812) 944-1400

1st INDEPENDENCE FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Harrodsburg, Kentucky – September 22, 2004 – 1st Independence Financial Group, Inc. (NASDAQ:FIFG), the holding company of 1st Independence Bank headquartered in Louisville, Kentucky, announced today that its Board of Directors has declared a quarterly cash dividend of $.08 per common share. Prior to the completion of its strategic alliance on July 9, 2004, the company’s predecessor, Harrodsburg First Financial Bancorp, Inc., paid semi-annual cash dividends of $.30 per common share or, $.60 per common share on an annual basis. The newly-declared dividend is payable on October 15, 2004, to shareholders of record on September 30, 2004.

“The decrease in cash dividends is a result of our revised strategic planning showing the need to increase our capital to fund the growth of the Company in the markets we serve over the next three to five years”, stated 1st Independence Financial Chairman and Chief Executive Officer, Arthur L. Freeman. “Paying a quarterly dividend in lieu of a semi-annual dividend will give us the opportunity to better react to that growth in the future.”

1st Independence Financial Group is headquartered in Harrodsburg, Kentucky and includes 1st Independence Bank, Citizens Financial Bank, Inc., a majority owned subsidiary, and 1st Independence Mortgage Group, a division of 1st Independence Bank. 1st Independence Bank has six full service banking offices. The banking offices are located in Harrodsburg, Kentucky, Lawrenceburg, Kentucky, Louisville, Kentucky, New Albany, Indiana, Jeffersonville, Indiana, and Marengo, Indiana. Citizens Financial Bank, Inc. has one full service office in Glasgow, Kentucky. 1st Independence Mortgage Group operates in Louisville, Kentucky and southern Indiana.

The press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, the company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.